Exhibit 5.1

2000 IDS Center 80 South 8th Street Minneapolis, MN 55402-2119 Tel: 612.371.3211 Fax: 612.271.3207 www.ballardspahr.com

August 10, 2021

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, Minnesota 55379

RE:	Registration Statement on Form S-8 Canterbury Park Holding Corporation Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Canterbury Park Holding Corporation, Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to 100,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s Employee Stock Purchase Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the Plan, the Registration Statement, the Company’s articles of incorporation and bylaws as currently in effect, resolutions of the Company’s board of directors and such corporate records and other documents, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof.

Canterbury Park Holding Corporation
August 10, 2021

Based upon such examination and review, and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Plan and that, when (a) the Shares have been issued and sold as contemplated in the Registration Statement and related prospectus and in accordance with the Plan and the terms of the applicable awards granted under the Plan, and (b) where applicable, the consideration for the Shares specified in the Plan and the terms of any awards granted under the Plan have been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Minnesota Business Corporation Act.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ Ballard Spahr LLP